                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Alterra Healthcare Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                         ALTERRA HEALTHCARE CORPORATION
                             10000 INNOVATION DRIVE
                           MILWAUKEE, WISCONSIN 53226
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 10, 2000
                             ---------------------

To the Stockholders of Alterra Healthcare Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the "Meeting") of Alterra Healthcare Corporation (the "Company") will be held at the Radisson Hotel Milwaukee West, 2303 N. Mayfair Road, Wauwatosa, Wisconsin on Tuesday, October 10, 2000 at 8:00 a.m., Milwaukee time, for the purpose of considering and voting upon the following matters:

          (1) To elect a board of nine directors each to serve until the next annual meeting of the Company, five of whom are to be elected by the holders of the Company's Common Stock and four of whom are to be elected by the holders of the Company's Series A 9.75% Cumulative Convertible Pay-In-Kind Preferred Stock; and

          (2) To transact such other business as may properly come before the Meeting.

     These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice of Annual Meeting of Stockholders.

     The Board of Directors has fixed the close of business on September 1, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1999 is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this Notice.

                                          By Order of the Board of Directors,

                                          /s/ Mark W. Ohlendorf
                                          Mark W. Ohlendorf
                                          Secretary

Milwaukee, Wisconsin
September 5, 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE-PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                PROXY STATEMENT
                             ---------------------

                       ANNUAL MEETING OF STOCKHOLDERS OF
                         ALTERRA HEALTHCARE CORPORATION

                                OCTOBER 10, 2000
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement (the "Proxy Statement") and the accompanying form of proxy are being furnished to the stockholders of Alterra Healthcare Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of its outstanding common stock, $.01 par value per share (the "Common Stock") and holders of its outstanding Series A 9.75% Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series A Stock"), for use at the Annual Meeting of Stockholders of the Company (together with any adjournments or postponements thereof, the "Meeting") to be held at the Radisson Hotel Milwaukee West, 2303 N. Mayfair Road, Wauwatosa, Wisconsin on Tuesday, October 10, 2000 at 8:00 a.m., Milwaukee time. This Proxy Statement, the accompanying form of proxy and the Annual Report to Stockholders are expected to be mailed to stockholders of the Company on or about September 11, 2000.

SOLICITATION

     The expense of this solicitation will be borne by the Company. Solicitation will be primarily by use of the mails. Executive officers and other employees of the Company may solicit proxies, without additional compensation, personally and by telephone and other means of communication. The Company will also reimburse brokers and other persons holding Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record as of the close of business on September 1, 2000 (the "Record Date") will be entitled to vote at the Meeting. Each share of outstanding Common Stock and each share of outstanding Series A Stock is entitled to one vote as follows:

          1. Holders of Common Stock are entitled to elect five of the nine directors (the "At-Large Directors") to be elected at the Annual Meeting. In electing these directors, such holders are entitled to one vote for each share held.

          2. Holders of Series A Stock are entitled to elect four directors (the "Series A Directors") at the Annual Meeting. In electing these directors, such holders are entitled to one vote for each share of Series A Stock held. The Company has been advised that the holders of all of the outstanding Series A Stock intend to cause all such shares to be voted in favor of the four nominees identified as the Series A Director nominees in this Proxy Statement.

          3. On all other matters to come before the Annual Meeting, holders of Common Stock and Series A Stock, voting as a single class, are entitled to one vote for each share of Common Stock or Series A Stock held.

     As of the Record Date, there were 22,098,645 shares of Common Stock outstanding and entitled to vote and 1,250,000 shares of Series A Stock outstanding and entitled to vote.

     The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock and of Series A Stock as of the Record Date will constitute a quorum for transacting business at the

Meeting. Abstentions and broker non-votes are counted towards a quorum. Provided a quorum is present at the Meeting, directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting.

     All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence of absence of a quorum for the transaction of business but will not be counted for purposes of determining the votes cast as to any particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered votes cast and, accordingly, will not affect the determination as to whether a majority of votes cast has been obtained with respect to such matters.

REVOCABILITY OF PROXIES

     The shares of stock represented by proxy will be voted as instructed if received in time for the Meeting. If no instructions are indicated, such shares will be voted in favor of (FOR) (i) each nominee for election as a director specified thereon and (ii) in the discretion of the proxy holder as to any other matter that may properly come before the Meeting. Any person signing and mailing the proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Mark W. Ohlendorf, Senior Vice President, Chief Financial Officer, Treasurer and Secretary) at its headquarters at 10000 Innovation Drive, Milwaukee, Wisconsin, 53226, or by attending in person and voting at the Meeting. Attendance at the Meeting, however, will not itself constitute the revocation of a proxy.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's Amended and Restated Bylaws provide that the Board shall consist of nine members, five of whom shall be elected by the holders of the Common Stock and four of whom shall be elected by the holders of the Series A Stock. Nine directors are to be elected at the Meeting, five of whom shall be At-Large Directors and four of whom shall be Series A Directors and, if elected, each will serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified.

     The At-Large Director nominees of the Board and the Series A Director nominees of the holders of the Series A Stock are set forth below. In the event any At-Large Director nominee is unable or declines to serve as an At-Large Director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event any Series A Director nominee is unable or declines to serve as a Series A Director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the holders of a majority of the outstanding shares of Series A Stock as of the Record Date. If additional persons are nominated for election as directors, then the proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. As of the date of this Proxy Statement, the Company is not aware of any nominee who is unable or who will decline to serve as a director, if elected.

     AT-LARGE DIRECTOR NOMINEES        SERIES A DIRECTOR NOMINEES
     --------------------------        --------------------------
Timothy J. Buchanan                    William E. Colson
Gene E. Burleson                       Robert Haveman
William F. Lasky                       Natalie Townsend
William G. Petty, Jr.                  Jerry L. Tubergen
Steven L. Vick

NOMINEES FOR ELECTION AS DIRECTORS

     Set forth below are the names, ages (at September 1, 2000), positions and offices held and a brief description of the business experience during the past five years of each person nominated to serve as a director of the Company.

  At-Large Director Nominees:

     Timothy J. Buchanan (age 46), a private investor, has served as a director of the Company since 1997. Mr. Buchanan served as the President of the Company from October 1997 to August 1998 and served as the Vice Chairman of the Board of the Company from August 1998 to May 2000. Mr. Buchanan served as the Chairman of the Board, Chief Executive Officer, and a director of Sterling House Corporation ("Sterling") since he co-founded Sterling with Steven Vick in 1991 until Sterling's merger with the Company in October 1997.

     Gene E. Burleson (age 59) has served as a director of the Company since July 1995. Mr. Burleson has served as Chairman of the Board of Mariner Post-Acute Network, Inc. ("Mariner"), a diversified provider of long-term and specialty health care services, since February 2000. Mr. Burleson served as the Chief Executive Officer and a director of Vitalink Pharmacy Services, Inc. from February 1997 to August 1997. He served as Chairman of the Board of GranCare, Inc. ("GranCare"), a provider of long-term and specialty health care services, from January 1994 to November 1997 and as Chief Executive Officer of GranCare from December 1990 to February 1997. Mr. Burleson also currently serves on the Board of Directors of Mariner, Deckers Outdoor Corporation, a shoe manufacturer, and THCG, Inc., a specialty investment banking firm.

     William F. Lasky (age 46) has served as Chief Executive Officer of the Company since April 1996 and served as President of the Company from December 1993 to October 1997 and from August 1998 to the present. Mr. Lasky is a member of the National Governing Board and a former Chairman of The Assisted Living Federation of America and is a licensed nursing home administrator.

     William G. Petty, Jr. (age 54) has served as a director of the Company since 1993, served as Chairman of the Board of the Company from December 1993 to May 2000 and served as Chief Executive Officer of the Company from December 1993 to April 1996. He has served as a Managing Director of Beecken, Petty & Company, the general partner of a private health care investment fund, since September 1996. Mr. Petty served as the Vice Chairman of GranCare from July 1995 to November 1997. Mr. Petty also currently serves on the Board of Directors of Mariner.

     Steven L. Vick (age 42) has served as the Chief Operating Officer and a director of the Company since October 1997. He served as the President and a director of Sterling since he co-founded Sterling with Mr. Buchanan in 1991 until subsequent to Sterling's merger with the Company in October 1997. Mr. Vick also practiced as a certified public accountant specializing in health care consulting.

  Series A Director Nominees:

     William E. Colson (age 59) has served as a director of the Company since May 2000. Mr. Colson is a founder of Holiday Retirement Corp. and has been its President and Chief Operating Officer since 1987 and its Chief Executive Officer since September 1999. Mr. Colson also serves as President and Managing General Partner of Colson & Colson Construction Co., which develops and constructs retirement communities and multi-family projects, since 1963. Mr. Colson also serves as a member of the Executive Board of the American Seniors Housing Association.

     Robert Haveman (age 52) has served as the Vice Chairman of the Board of the Company since May 2000 and has served as a director of the Company since May 1995. Mr. Haveman has served as Treasurer of EDP Management Corp., a privately-held investment management firm, since April 1997. Mr. Haveman served as the Secretary/Treasurer of the Prince Corporation, an automotive interior trim manufacturer, from 1987 to 1997.

     Natalie Townsend (age 39) has served as President of TD Capital Group, the Merchant Banking Division of The Toronto-Dominion Bank, and Vice-Chair of TD Securities, Inc., the Investment Banking Division of The Toronto-Dominion Bank, since 1999. She served as managing director of TD Capital Group from 1995 to 1999.

     Jerry L. Tubergen (age 46) has served as Chairman of the Board of the Company since May 2000 and has served as a director of the Company since May 1995. He has served as President and Chief Executive Officer of RDV Corporation, a private financial management firm, since its formation in 1991. Mr. Tubergen also currently serves on the Board of Directors of the Orlando Magic, Ltd., an NBA franchise, and Genmar Holdings, Inc., a manufacturer and marketer of motorized pleasure boats.

     There are no family relationships among any of the executive officers or directors of the Company. Upon the Company's issuance of 1,250,000 shares of Series A Stock on May 31, 2000, the holders of the Series A Stock were given the right to elect four directors to the Company's Board of Directors. On May 31, 2000, Messrs. Robert Haveman, William G. Petty, Jr. and Jerry L. Tubergen resigned from the Board of Directors (conditional upon their reelection as Series A Directors), the Board of Directors increased the size of the Board to nine members and Messrs. William E. Colson, Robert Haveman, William G. Petty, Jr. and Jerry L. Tubergen were elected as Series A Directors of the Company by the holders of the Series A Stock to serve until the Company's next annual meeting of stockholders. The Company has agreed to nominate each of William F. Lasky and Steven L. Vick to serve as directors of the Company during the term of their employment by the Company pursuant to their employment agreement with the Company. See "Compensation of Directors and Executive Officer - Employment Agreements." No other arrangement or understanding exists between any director or director nominee and any other person pursuant to which he or she was or is to be selected as a director or director nominee of the Company.

                           MANAGEMENT OF THE COMPANY

BOARD OF DIRECTORS

     The Board of Directors is currently comprised of Richard W. Boehlke, Timothy J. Buchanan, Gene E. Burleson, William E. Colson, Robert Haveman, William F. Lasky, William G. Petty, Jr., Jerry L. Tubergen and Steven L. Vick.

BOARD COMMITTEES AND MEETINGS

     During 1999, the Board met eleven times. The Board has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The Board does not have a nominating committee. No incumbent Board member attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board which such director was eligible to attend during 1999 and (ii) the total number of meetings held by any committee of the Board upon which such director served during 1999.

     The Audit Committee is comprised of Messrs. Burleson, Haveman and Tubergen, with Mr. Tubergen serving as a Chairman. The primary functions of the Audit Committee are to: (i) recommend an accounting firm to be appointed by the Company and its independent auditors; (ii) consult with the Company's independent auditors regarding the audit plan; and (iii) determine that management placed no restrictions on the scope or implementation of the independent auditors' examination. The Audit Committee met one time in 1999.

     The Compensation Committee is comprised of Messrs. Buchanan, Haveman and Petty, with Mr. Haveman serving as Chairman. The Compensation Committee: (i) sets and approves the compensation (including salary, deferred compensation, bonuses, incentive compensation and all other types of compensation or remuneration) of the Company's executive officers; and (ii) administers the Company's 1995 Amended and Restated Incentive Compensation Plan (the "1995 Plan"). The Compensation Committee met one time in 1999.

EXECUTIVE OFFICERS

     Set forth below are the names, ages (at September 1, 2000), positions and offices held and a brief description of the business experience during the past five years of each of the Company's executive officers who are not also directors.

     Anthony R. Geonnotti, Jr. (age 41) has served as Senior Vice President of the Company since April 2000. From February 1999 to April 2000, Mr. Geonnotti served as Vice President of Construction and Development. Previously, Mr. Geonnotti served as Divisional Vice President of Development from September 1996 to February 1999.

     G. Faye Godwin (age 59) has served as Executive Vice President of the Company since October 1997. From April 1996 to October 1997, Ms. Godwin served as Senior Vice President of the Company and from May 1995 to April 1996, Ms. Godwin served as the Vice President of Operations of the Company.

     Mark W. Ohlendorf (age 40) has served as Senior Vice President of the Company since October 1997, as Chief Financial Officer and Treasurer since November 1999 and as Secretary since July 2000. He served as the Chief Financial Officer of Sterling from April 1997 to October 1997. Mr. Ohlendorf served as Vice President, Chief Financial Officer and Treasurer of Vitas Healthcare Corporation from December 1990 to April 1997. Mr. Ohlendorf is a Certified Public Accountant.

     Paul C. Pebley (age 41) has served as Senior Vice President, Sales & Marketing since November 1999 and served as Vice President of the Company from August 1998 to November 1999. Prior to joining Alterra, Mr. Pebley served as Regional Director of Sales and Marketing of Hilton Hotels Corporation since 1991.

     John D. Peterson (age 34) has served as a Vice President of Alterra since joining the Company in May of 1997. He also served as Alterra's Corporate Controller from May 1997 through August 2000. Prior to joining the Company, Mr. Peterson worked as a consultant with Berkshire Consulting, a healthcare consulting firm, from January 1997 to May 1997. Mr. Peterson served as Corporate Controller of MedRehab, Inc., a private rehabilitation company, from September 1995 through December 1996. From September 1988 to September 1995, Mr. Peterson was an accountant at Arthur Andersen, LLP, last serving as a manager in the audit division.

     Subject to the terms of employment agreements, executive officers of the Company are elected or appointed by the Board and hold office until their successors are elected or until their death, resignation or removal.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's voting securities as of the Record Date by: (i) each person known by the Company to own more than 5% of the outstanding shares of voting securities, by class; (ii) each of the Company's directors and director nominees; (iii) each of the Company's executive officers included in the Summary Compensation Table included elsewhere herein; and (iv) all of the Company's directors and executive officers as a group. Except as otherwise noted, the person or entity named has sole voting and investment power over the shares indicated.

                                                            COMMON STOCK             SERIES A STOCK
                                                       -----------------------   ----------------------
                                                                    PERCENT OF               PERCENT OF
NAME                                                     NUMBER       CLASS       NUMBER       CLASS
----                                                   ----------   ----------   ---------   ----------
Jerry L. Tubergen(2)(3)+.............................  12,778,634     37.6%
Richard M. DeVos, Jr.(2)(3)..........................  12,649,624      37.0
Robert Haveman(2)(4)+................................  10,452,052      32.7
Elsa D. Prince(2)(4).................................  10,371,591      32.4
The Toronto-Dominion Bank(5).........................   9,976,000      31.1
RDVEPCO, L.L.C.(2)(6)................................   9,650,250      30.4      1,140,000      91.2%
HBK Investments L.P.(7)..............................   9,333,000      29.7
AR Investments, Ltd.(8)..............................   2,167,900       9.8
Dimensional Fund Advisors(9).........................   1,915,900       8.7
Warburg Pincus Asset Management, Inc.(10)............   1,263,100       5.7
Transamerica Corporation and Transamerica Investment
  Services, Inc.(11).................................   1,149,900       5.2
Timothy J. Buchanan(12)+.............................     811,934       3.7
Steven L. Vick(13)+++................................     746,573       3.4
William F. Lasky(14)+++..............................     606,100       2.7
Holiday Retirement 2000, LLC(2)(15)..................     554,500       2.4        110,000       8.8
Richard W. Boehlke(16)+..............................     435,711       2.0
William G. Petty, Jr.(17)+...........................     137,658         *
Mark W. Ohlendorf(18)++..............................     133,766         *
G. Faye Godwin(19)++.................................      62,637         *
Gene E. Burleson(20)+................................      48,167         *
Thomas E. Komula(21)**...............................      58,389         *
William E. Colson(15)+...............................       2,500         *
Natalie Townsend(22)+................................           0         *
All Executive Officers and Directors as a Group (14
  Persons)(23).......................................  15,949,321      46.1

---------------

   + Director or director nominee of the Company.
   ++ Executive officer of the Company. See "Management of the Company."
   * Less than 1%.
  ** Mr. Komula resigned his position as an executive officer of the Company effective May 15, 2000.

 (1) Information as to the beneficial ownership of Common Stock has either been furnished to the Company by or on behalf of the indicated persons or is taken from reports on file with the Securities and Exchange Commission.

 (2) On May 31, 2000, Alterra completed a financing transaction in which it issued $173 million of convertible debentures and convertible preferred shares to certain investors, including RDVEPCO, L.L.C., a Michigan limited liability company ("RDVEPCO"), the Elsa D. Prince Living Trust (the "Prince Trust"), RDV Manor Care, LLC, a Michigan limited liability company ("RDVMC"), Holiday Retirement 2000, LLC, a Washington limited liability company ("Holiday"), Group One Investors, L.L.C., a Michigan limited liability company ("Group One") and HBK Master Fund L.P., a Cayman

     Islands limited partnership (the "Equity Transaction"). The securities issued in the Equity Transaction included: (i) $168 million of the Company's Series A, Series B and Series C 9.75% Convertible Pay-In-Kind Debentures due 2007 (collectively, the "Debentures") with a conversion price of $4.00 per share, a 9.75% semi-annual payment-in-kind ("PIK") coupon and a seven year maturity and (ii) $5 million of shares of the Company's Series A 9.75% Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series A Stock") with a conversion price of $4.00 per share, a 9.75% semi-annual, cumulative PIK dividend and a mandatory redemption in seven years. The Series A and the Series C Debentures and the Series A Stock are convertible at any time at the applicable holder's option into shares of Common Stock of the Company. The Series B Debentures are convertible at any time at the applicable holder's option into shares of the Company's Series B Non-Voting Participating Preferred Stock (the "Series B Stock") having rights (other than voting rights) substantially similar to the Company's Common Stock. Additional information regarding the Equity Transaction is included in "Certain Relationships and Related Transactions."

     As a part of the Equity Transaction, the Company had the option to issue to approved parties, and the investors had the option to purchase, up to an additional $29.9 million of Series B or C Debentures within 120 days of May 31, 2000. On August 10, 2000, the Company issued an additional $29.9 million of Series B Debentures to The Toronto-Dominion Bank ("Toronto-Dominion") pursuant to this option provision. Accordingly, the aggregate transaction amount of the Equity Transaction was approximately $203 million. As further described in the notes below, beneficial ownership information reflected in this table includes shares of Common Stock issuable upon the conversion of Series A and C Debentures and Series A Stock issued in the Equity Transaction.

 (3) Based upon a Schedule 13D filed on June 12, 2000, by RDV ALTCO, L.L.C., a Michigan limited liability company, RDV Corporation, a Michigan corporation, Richard M. DeVos, Jr., Daniel G. DeVos, Suzanne C. DeVos VanderWeide, Douglas L. DeVos, Jerry L. Tubergen, Elisabeth D. DeVos, Helen
     J. DeVos, The Richard M. and Helen J. DeVos Foundation, The Dick and Betsy DeVos Foundation, The Douglas and Maria DeVos Foundation, The Jerry L. and Marcia D. Tubergen Foundation, Windquest Group, Inc., a Michigan corporation, Buttonwood Capital, Inc., a Michigan corporation and RDV Capital Management L.P., a Delaware limited partnership (collectively, the "RDV Reporting Persons"), the RDV Reporting Persons may be deemed to beneficially own an aggregate of 12,995,576 shares of Common Stock, including 12,649,624 shares and 12,778,634 shares reflected as beneficially owned by Richard M. DeVos, Jr. and Jerry L. Tubergen, respectively. Based upon their Schedule 13D, the RDV Reporting Persons as a group have sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 3,200,052 shares of Common Stock. Based upon their Schedule 13D, the RDV Reporting Persons, as a group may be deemed to beneficially own (i) 1,140,000 shares of Series A Stock; (ii) $40,722,000 Series A Debentures of the Company; (iii) $4,450,000 of the Company's 7.0% convertible subordinated debentures, due 2004 (the "7% Debentures"); and
     (iv) $16,000,000 of the Company's 5.25% convertible subordinated debentures, due 2002 (the "5.25% Debentures"), all of which are convertible at any time at the holders' option into 1,140,000, 10,180,500, 219,753 and 556,522 shares of the Company's Common Stock, respectively. Assuming conversion of the securities described above, the RDV Reporting Persons will have sole voting and dispositive power with respect to 3,200,052 shares of the Company's Common Stock. Certain shares reported as beneficially owned by the RDV Reporting Persons are also reported as beneficially owned by RDVEPCO and the Prince Reporting Persons (as defined below). For further information regarding the RDV Reporting Persons' beneficial ownership of the Company's Common Stock, please see the Schedule 13D referenced in this note. The principal business address of Richard M. DeVos, Jr. is 7575 Fulton Street East, Ada, Michigan 49355. Mr. Tubergen's principal business address is 500 Grand Bank Building, 126 Ottawa, N.W. Grand Rapids, Michigan 49503.

 (4) Based upon a Schedule 13D filed on June 12, 2000, by EDP Assisted Living Properties, L.L.C., a Michigan limited liability company, Elsa D. Prince and Robert Haveman (collectively the "Prince Reporting Persons"), the Prince Reporting Persons may be deemed to beneficially own an aggregate of 10,674,583 shares of Common Stock, including 10,371,591 shares and 10,452,052 shares reflected as beneficially owned by Elsa D. Prince and Robert Haveman, respectively. Based upon their Schedule 13D, the Prince Reporting Persons as a group have sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 525,523 shares of Common Stock. Based upon their
     Schedule 13D, the Prince Reporting Persons, as a group may be deemed to beneficially own (i) 1,140,000 shares of Series A Stock; (ii) $34,041,000 Series A Debentures of the Company; and (iii) $6,950,000 of 7.0% Debentures, all of which are convertible at any time at the holders' option into 1,140,000, 8,510,250, and 343,209 shares of the Company's Common Stock, respectively. Assuming conversion of the securities described above, the Prince Reporting Persons will have sole voting and dispositive power with respect to 525,523 shares of the Company's Common Stock. Certain shares reported as beneficially owned by the Prince Reporting Persons are also reported as beneficially owned by RDVEPCO and the RDV Reporting Persons. For further information regarding the Prince Reporting Persons' beneficial ownership of the Company's Common Stock, please see the Schedule 13D referenced in this note. The Prince Reporting Persons' principal business address is 190 S. River Avenue, Suite 300, Holland, Michigan 49423.

 (5) Pursuant to the Equity Transaction, as of August 10, 2000, Toronto-Dominion acquired $29,904,000 of Series B Debentures from the Company and $10,000,000 of Series B Debentures from other debenture holders. Pursuant to an agreement with the Company, Toronto-Dominion has the right to exchange its Series B Debentures for Series C Debentures, which are convertible into Common Stock, subject to compliance by Toronto-Dominion and its affiliates with applicable laws and regulations that restrict their holdings of voting securities. This table reflects Toronto-Dominion's beneficial ownership assuming that it exchanges all of its Series B Debentures for Series C Debentures and converts all of such Series C Debentures into shares of Common Stock. The Company understands, however, that under currently applicable regulatory provisions Toronto-Dominion is prohibited from holding in excess of five percent of the outstanding Common Stock. The Merchant Banking Division of Toronto-Dominion, TD Capital Group, manages Toronto-Dominion's investment in the Company. The principal business address of Toronto-Dominion and TD Capital Group is P.O. Box 1, TD Tower, Toronto, Ontario M5K 1A2, Canada.

(6) Based upon a Schedule 13D filed by RDVEPCO on June 12, 2000, RDVEPCO may be deemed to beneficially own an aggregate of 9,650,250 shares of Common Stock. RDVEPCO was organized in December 1999 for the principal purpose of investing in or engaging in other financial transactions with Alterra. The principal business address of RDVEPCO is 500 Grand Bank Building, 126 Ottawa Avenue, N.W., Grand Rapids, Michigan 49503. RDVEPCO is managed by its two members, RDV ALTCO, L.L.C. and EDP Assisted Living Properties, L.L.C. For additional information regarding RDV ALTCO, L.L.C. and EDP Assisted Living Properties, L.L.C., see notes (3) and (4) hereto. RDVEPCO has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the 9,650,250 shares of Common Stock. Based upon its Schedule 13D, RDVEPCO owns (i) 1,140,000 shares of Series A Stock; and (ii) $34,041,000 Series A Debentures of the Company, all of which are convertible at any time at RDVEPCO's option into 1,140,000 and 8,510,250 shares of the Company's Common Stock, respectively. Assuming conversion of such Series A Stock and Series A Debentures, RDVEPCO will have sole voting and dispositive power with respect to 9,650,250 shares of the Company's Common Stock. Certain shares reported as beneficially owned by RDVEPCO are also reported as beneficially owned by the RDV Reporting Persons and the Prince Reporting Persons. For further information regarding RDVEPCO's beneficial ownership of the Company's Common Stock, please see the Schedule 13D referenced in this note.

 (7) HBK Master Fund L.P. ("HBK Master Fund") owns $35,096,000 in face amount of the Series C Debentures of the Company, which are convertible into shares of the Company's Common Stock. Assuming conversion of such Series C Debentures, HBK Investments L.P. ("Investments") (pursuant to Investment Management Agreements among the parties) will have sole voting power and sole dispositive power with respect to the 8,774,000 shares of the Company's Common Stock issuable to HBK Master Fund. In addition, HBK Master Fund owns 1,100 shares of Common Stock and $11,370,000 in face amount of the 6.75% convertible subordinated debentures of the Company due 2006

     (the "6.75% Debentures"), which are convertible into shares of the Company's Common Stock. Assuming conversion of such 6.75% Debentures, Investments (pursuant to Investment Management Agreements among the parties) will have sole voting power and sole dispositive power with respect to the 557,900 shares of the Company's Common Stock issuable to HBK Master Fund.

     The principal place of business of HBK Master Fund and Investments is 777 Main Street, Suite 2750, Fort Worth, Texas 76102.

 (8) Based upon a Schedule 13D filed on January 18, 2000, as amended on January 26, 2000 and February 25, 2000, by AR Investments Limited, a Cayman Islands corporation ("AR Investments"), RH Investments Limited, a Cayman Islands corporation ("RH Investments"), VXM Investments Limited, a Cayman Islands corporation ("VXM Investments"), LXB Investments Limited, a Cayman Islands corporation ("LXB Investments"), HR Investments Limited, a Cayman Islands corporation ("HR Investments"), Barry Trust, a Guernsey, Channel Islands trust, Rachel Trust, a Guernsey, Channel Islands trust, Vivian Trust, a Guernsey, Channel Islands trust, Lillian Trust, a Guernsey, Channel Islands trust, Henry Trust, a Guernsey, Channel Islands trust, The Monument Trust Company Limited, a Guernsey, Channel Islands corporation, IPC Advisors S.A.R.L., a Luxemburg corporation, LMR Investments Limited, a Cayman Islands corporation, The LMR Family Trust, a Cayman Islands Trust and Caledonian Bank & Trust Limited, a Cayman Islands corporation (collectively, the "Reporting Persons"), AR Investments, RH Investments, VXM Investments, LXB Investments, and HR Investments own an aggregate of 2,167,900 shares of Common Stock. According to the Schedule 13D, each Reporting Person may be deemed to be a beneficial owner of all 2,167,900 shares of Common Stock held by the Reporting Persons. The Reporting Persons as a group have sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the 2,167,900 shares of Common Stock. The principal place of business of the Reporting Persons is c/o Unsworth & Associates, Herengracht 483, 1017 BT, Amsterdam, The Netherlands.

 (9) Based upon its Schedule 13G filed on February 12, 1999, as amended February 3, 2000, Dimensional Fund Advisors Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Its principal place of business is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors Inc. has sole voting power with respect to all of the share of the Company's Common Stock held by it.

(10) Based upon its Schedule 13G filed on January 13, 1999, Warburg Pincus Asset Management, Inc. ("Warburg Pincus") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Its principal place of business is 466 Lexington Avenue, New York, New York 10017. Of the total shares of the Company's Common Stock held by Warburg Pincus, it has sole voting power with respect to only 1,034,000 of such shares.

(11) Based upon their Schedule 13G filed on February 16, 1999, as amended January 22, 2000, Transamerica Investment Services, Inc. ("TIS") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a subsidiary of Transamerica Corporation ("Transamerica"). Transamerica's principal place of business is 600 Montgomery Street, San Francisco, California 94111, and TIS' principal place of business is 1150 Olive Street, Los Angeles, California 90015. Transamerica may be deemed to be the beneficial owner of 1,149,900 shares of the Company's Common Stock, of which 125,000 shares are owned directly by Transamerica. The remaining 1,024,900 shares of the Company's Common Stock, including 744,500 of such shares, are beneficially owned by direct and indirect subsidiaries of Transamerica. TIS is deemed to be the beneficial owner of 1,149,000 shares of the Company's Common Stock pursuant to separate arrangements whereby TIS acts as investment adviser to certain individuals and entities, including two insurance company subsidiaries of Transamerica. Each of the individuals and entities for which TIS acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held or purchased pursuant to such arrangements.

(12) Includes (i) 154,600 shares owned beneficially by Mr. Buchanan's spouse, Meredith Gail Buchanan; (ii) 50,000 shares owned jointly with Mr. Buchanan's spouse, Meredith Gail Buchanan (iii) 22,000 shares held in trust for Mr. Buchanan's children for which trusts Mr. Buchanan is sole trustee;
     (iv) 11,000 shares beneficially owned by The Buchanan Family Foundation of which Mr. Buchanan is the sole trustee; and (v) 39,027 shares issuable upon the exercise of options that are exercisable on or within 60 days of the Record Date.

(13) Includes (i) 674,495 shares owned jointly with Mr. Vick's spouse, Susan C. Vick; (ii) 22,000 shares held in trust for Mr. Vick's children for which trusts Mr. Vick is the sole trustee; (iii) 5,700 shares beneficially owned by The Vick Foundation of which Mr. Vick is the sole trustee; and (iv) 44,378 shares issuable upon the exercise of options that are exercisable on or within 60 days of the Record Date.

(14) Mr. Lasky's beneficial ownership includes options to acquire 261,581 shares exercisable within 60 days of the Record Date.

(15) Holiday, a limited liability company organized for the principal purpose of participating in the Equity Transaction with Alterra, acquired 110,000 shares of Series A Stock, $1,778,000 of Series A Debentures and $3,782,000 of Series B Debentures in the Equity Transaction. The principal place of business of Holiday is 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. Holiday is managed by Daniel R. Baty, who may be deemed to beneficially own the shares of Common Stock and Series A Stock beneficially owned by Holiday. William E. Colson holds member interests in Holiday, but disclaims beneficial ownership of these shares.

(16) Includes options to acquire 4,000 shares exercisable within 60 days of the Record Date.

(17) Includes options to acquire 94,628 shares exercisable within 60 days of the Record Date.

(18) Represents options to acquire 133,766 shares exercisable within 60 days of the Record Date.

(19) Includes (i) 1,000 shares held jointly with Ms. Godwin's spouse, Roy Godwin and (ii) options to acquire 61,637 shares exercisable within 60 days of the Record Date.

(20) Includes options to acquire 8,141 shares exercisable within 60 days of the Record Date.

(21) Includes options to acquire 54,389 shares exercisable within 60 days of the Record Date.

(22) Ms. Townsend serves as President of TD Capital Group, the Merchant Banking Division of Toronto-Dominion. However, Ms. Townsend disclaims beneficial ownership of any shares of the Company's capital stock beneficially owned by Toronto-Dominion. See note (5) above with respect to shares beneficially owned by Toronto-Dominion.

(23) Includes options to acquire 695,747 shares exercisable within 60 days of the Record Date. See notes (2), (3) and (4) above with respect to shares beneficially owned by Messrs. Haveman and Tubergen.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Directors of the Company who are not parties to services agreements with the Company and are not employees of the Company are entitled to an annual retainer of $12,000, payable in quarterly installments. In lieu of their annual retainer for the 36 month period commencing June 1, 1996, each of Messrs. Burleson, Haveman, and Tubergen were granted a non-qualified stock option pursuant to the 1995 Plan to purchase up to 12,420 shares of the Common Stock at an exercise price of $8.69 per share, such options vesting one-third on June 1, 1997, one-third on June 1, 1998 and one-third on June 1, 1999, and expiring on May 8, 2006. In October 1998, each of Messrs. Boehlke, Burleson, Haveman, Petty and Tubergen, constituting all of the non-employee directors, were granted a non-qualified stock option pursuant to the 1995 Plan to purchase 8,000 shares of the Common Stock at an exercise price of $19.81 per share, which options shall vest 25% per year on each of the first, second, third and fourth anniversaries of the date of grant, subject to accelerated vesting in the event of a change in control. Directors are also entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending meetings of the Board of Directors. See also "--Employment Agreement."

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation awarded or paid by the Company for services rendered during each of the years in the three-year period ended December 31, 1999 to its Chief Executive Officer and to its four most highly compensated executive officers other than the Chief Executive Officer ("Named Executives").

                              ANNUAL COMPENSATION

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                            AWARDS(1)
                                                                                            SECURITIES
                                                                            OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR   SALARY($)   BONUS($)   COMPENSATION    OPTIONS(#)
---------------------------                   ----   ---------   --------   ------------   ------------
William F. Lasky(2).........................  1999   $442,920         --        --                --
  President and Chief Executive Officer       1998    360,469         --        --           227,027
                                              1997    282,185    $92,750        --            72,381
Timothy J. Buchanan(3)......................  1999    170,734         --        --                --
  Former Vice Chairman                        1998    262,077         --        --            34,054
                                              1997     32,428     63,740        --                --
Steven L. Vick(4)...........................  1999    273,367         --        --                --
  Chief Operating Officer                     1998    229,327         --        --            44,757
                                              1997     28,351     46,890        --                --
Thomas E. Komula(5).........................  1999    272,643         --        --                --
  Former Chief Administrative Officer         1998    207,200         --        --            42,432
                                              1997    180,000     45,000        --             5,000
G. Faye Godwin..............................  1999    214,685         --        --                --
  Executive Vice President                    1998    182,200         --        --            28,378
                                              1997    155,000     38,750        --             1,625
Mark W. Ohlendorf(6)........................  1999    221,743         --        --                --
  Senior Vice President                       1998    200,254         --        --            30,811
                                              1997     24,403     53,363        --            11,149

---------------

(1) Represents options granted under the 1995 Plan. Generally, subject to accelerated vesting upon a change in control, one-fourth of the options become exercisable on each of the first through fourth anniversaries of the grant date, except with respect to (i) options granted to these individuals in 1998 which became exercisable 50% on the second anniversary of the grant date, 75% on the third anniversary of the grant date and 100% on the fourth anniversary of the grant date and (ii) options granted to Mr. Lasky in 1997 which become exercisable on January 30, 2001.
(2) Mr. Lasky has served as the Company's President from December 1983 to October 1997 and from August 1998 to present and became the Company's Chief Executive Officer in April 1996.
(3) Mr. Buchanan joined the Company as an executive officer in October 1997, has served as Vice Chairman from August 1998 to May 2000, and served as President of the Company from October 1997 to August 1998.
(4) Mr. Vick joined the Company as an executive officer in October 1997.
(5) Mr. Komula resigned his position with the Company effective May 15, 2000.
(6) Mr. Ohlendorf joined the Company as an executive officer in October 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no options granted during 1999 to the Named Executives.

1999 AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of options exercised by the Named Executives during 1999 and the value at December 31, 1999 of unexercised options held by each such officer.

                                                                          NUMBER OF
                                                                         SECURITIES         VALUE OF
                                                                         UNDERLYING        UNEXERCISED
                                                                         UNEXERCISED     IN-THE-MONEY(1)
                                               NUMBER OF                   OPTIONS         OPTIONS AT
                                                SHARES                   AT 12-31-99        12-31-99
                                              ACQUIRED ON    VALUE      EXERCISABLE/      EXERCISABLE/
NAME                                           EXERCISE     REALIZED    UNEXERCISABLE     UNEXERCISABLE
----                                          -----------   --------   ---------------   ---------------
William F. Lasky............................      --          --       148,068/299,408     $515,706/--
Timothy J. Buchanan.........................      --          --        22,000/34,054           --/--
Steven L. Vick..............................      --          --        22,000/44,757           --/--
Thomas E. Komula............................      --          --        27,067/49,788           --/--
G. Faye Godwin..............................      --          --        39,925/36,308       57,845/--
Mark W. Ohlendorf...........................      --          --       115,574/36,386           --/--

---------------

(1) Calculated on the basis of the fair market value of the underlying securities on December 31, 1999 ($7.9065 per share) minus the exercise price. On September 1, 2000, the market price of the Common Stock, as reported on the American Stock Exchange, was $2.38 per share.

EMPLOYMENT AGREEMENTS

     Employment Agreement with William F. Lasky. The Company has entered into an employment agreement with Mr. Lasky with a term that expires on December 31, 2001, unless earlier terminated pursuant to the terms thereof. The agreement is automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either the Company or Mr. Lasky. The employment agreement provides that Mr. Lasky shall receive a base salary in an amount determined by the Board; provided, however, that in no event may such base salary be less than $400,000. Pursuant to the employment agreement, Mr. Lasky is entitled to receive incentive bonuses for up to 50% of his base salary payable, at the sole discretion of the Board, if certain objectives are achieved. The employment agreement also provides for the granting of stock options and certain other benefits typical in employment agreements with a senior executive officer. Upon a change in control of the Company, Mr. Lasky will be entitled to a payment equal to 300% of his base salary and annual bonus for the preceding year if within two years following such change in control his employment is terminated by the Company without "cause" or by him for "good reason." Absent a change in control, if Mr. Lasky's employment is terminated by the Company "without cause" or by him for "good reason," then (a) he is entitled to continue to receive his base salary (together with any applicable bonus payments) and employee benefits for 18 months following his termination; and (b) all outstanding options previously granted to Mr. Lasky that are not then vested shall vest and be exercisable for a period of one year. During the term of his employment by the Company pursuant to this agreement, the Company has agreed to nominate Mr. Lasky to serve as a director of the Company. Finally, the employment agreement provides that Mr. Lasky will not disclose certain proprietary information belonging to the Company or otherwise compete with the Company for a period of eighteen months following his termination of employment except where such termination is by the Company without "cause."

     Employment Agreement with Timothy J. Buchanan. The Company has entered into an employment agreement with Mr. Buchanan with a term that expires on October 23, 2000, unless earlier terminated pursuant to the terms thereof. The employment agreement provides that Mr. Buchanan shall receive a base salary in an amount determined by the Board; provided, however, that in no event may such base salary be less than $165,000. Pursuant to the employment agreement, Mr. Buchanan is entitled to receive incentive bonuses payable, at the sole discretion of the Board, if certain objectives are achieved. The employment agreement also provides for the granting of stock options at the same time and on the same terms as grants to the Company's other senior executives and certain other benefits typical in employment agreements with a senior executive officer. Mr. Buchanan is also entitled to a payment equal to 300% of his base salary upon a "change of control" of the Company if his employment is thereafter terminated by the Company without "cause" or by him for "good reason." Absent a change of control, if Mr. Buchanan's employment is terminated by the Company "without cause" or by him for "good reason," then he is entitled to continue to receive his base salary (together with any applicable bonus ) and employee benefits for the greater of the remainder of the term of the agreement or 12 months following his termination. Finally, the employment agreement provides that Mr. Buchanan will not disclose certain proprietary information belonging to the Company or otherwise compete with the Company for a period of 18 months following his termination of employment except where such termination is by the Company without "cause."

     Employment Agreement with Steven L. Vick. The Company has entered into an employment agreement with Mr. Vick with a term that expires on October 23, 2001, unless earlier terminated pursuant to the terms thereof. Pursuant to the employment agreement, Mr. Vick serves the Company as Chief Operating Officer. The agreement is automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either the Company or Mr. Vick. The employment agreement provides that Mr. Vick shall receive a base salary in an amount determined by the Board; provided, however, that in no event may such base salary be less than $225,000. Pursuant to the employment agreement, Mr. Vick is entitled to receive incentive bonuses payable, at the sole discretion of the Board, if certain objectives are achieved. The employment agreement also provides for the granting of stock options at the same time and on the same terms as grants to the Company's other senior executives and certain other benefits typical in employment agreements with a senior executive officer. Mr. Vick is also entitled to a payment equal to 300% of his base salary upon a "change of control" of the Company if his employment is thereafter terminated by the Company without "cause" or by him for "good reason." Absent a change of control, if Mr. Vick's employment is terminated by the Company "without cause" or by him for "good reason," then he is entitled to continue to receive his base salary (together with any applicable bonus ) and employee benefits for the greater of the remainder of the term of the agreement or 12 months following his termination. During the term of his employment by the Company pursuant to this agreement, the Company has agreed to nominate Mr. Vick to serve as a director of the Company. Finally, the employment agreement provides that Mr. Vick will not disclose certain proprietary information belonging to the Company or otherwise compete with the Company for a period of 18 months following his termination of employment except where such termination is by the Company without "cause."

     Employment Agreement G. Faye Godwin. The Company has entered into an employment agreement with Ms. Godwin, which agreement is an annual agreement that automatically renews for consecutive one-year terms unless timely notice of nonrenewal is given either by the Company or Ms. Godwin. The employment agreement provides that Ms. Godwin shall receive a base salary in an amount determined by the Board; provided, however, that in no event may such base salary be less than $110,000. Pursuant to the employment agreement, Ms. Godwin is entitled to receive incentive bonuses payable, at the sole discretion of the Board, if certain objectives are achieved. The employment agreement also provides for the granting of certain stock options and certain other benefits typical in employment agreements with senior executive officers. Pursuant to the employment agreement, Ms. Godwin has agreed not to disclose certain proprietary information belonging to the Company or otherwise to compete with the Company for a period of 12 months following her termination of employment, except where such termination is by the Company without "cause."

     Employment Agreement with Mark W. Ohlendorf. The Company has entered into an employment agreement with Mark W. Ohlendorf with a term that expires on October 23, 2001, unless earlier terminated. The agreement is automatically renewed for consecutive one year terms unless timely notice of nonrenewal is given by either the Company or Mr. Ohlendorf. The agreement provides that Mr. Ohlendorf shall receive a base salary in an amount determined by the Board; provided, however, that in no event may such base salary be less than $190,000. Pursuant to the agreement, Mr. Ohlendorf is entitled to receive incentive bonuses payable, at the sole discretion of the Board, if certain objectives are achieved. The employment agreement also provides for the granting of certain stock options and certain other benefits typical in employment agreements with senior executive officers. Pursuant to the employment agreement, Mr. Ohlendorf has agreed not to disclose certain proprietary information belonging to the Company or otherwise to compete with the Company for a period of 12 months following his termination of employment, except where such termination is by the Company without "cause."

1995 INCENTIVE COMPENSATION PLAN

     The 1995 Plan provides key employees (who may also be directors) of the Company and its subsidiaries performance incentives and also provides a means of encouraging stock ownership in the Company by such persons. Under the 1995 Plan, key employees of the Company or its affiliates are eligible to receive stock options to purchase shares of the Company's Common Stock. The 1995 Plan currently allows a maximum number of shares to be subject to options of 2,500,000. Options are granted under the 1995 Plan on the basis of the optionee's contribution to the Company, and no option may exceed a term of ten years. Options granted under the 1995 Plan may be either incentive stock options or options that do not qualify as incentive stock options. The Company's Compensation Committee is authorized to designate the recipients of options, the dates of grants, the number of shares subject to options, the option price, the terms of payment on exercise of the options, the vesting provisions and the time during which the options may be exercised. The price of incentive stock options granted under the 1995 Plan cannot be less than the fair market value of the shares at the time the options are granted.

     In addition, in connection with the Sterling merger, the Company assumed options to acquire shares of the common stock of Sterling (the "Assumed Options"), and (as of the Record Date) the Assumed Options represented options to acquire an aggregate of 231,609 shares of Common Stock.

     Including the Assumed Options and non-plan options, as of the Record Date, options to purchase an aggregate of 1,678,591 shares of Common Stock were granted and outstanding at a weighted average exercise price of $17.69 per share, of which options to purchase 1,104,117 shares were exercisable at such date.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee as it was comprised during 1999, has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and the basis on which compensation is determined for the Company's Chief Executive Officer and the other executive officers.

COMPENSATION PHILOSOPHY

     In general, the compensation policies adopted by the Compensation Committee are designed to (i) attract and retain executives capable of leading the Company to meet its business objections and (ii) motivate the Company's executives to enhance long-term stockholder value. Each year, the Compensation Committee reviews the performance of the Company and compares such performance to specified internal and external performance standards. The Compensation Committee has developed the following compensation guidelines as the principles upon which compensation decisions are made:

     - Provide incentives to increase corporate performance and stockholder value relative to those of other companies in the industry; and

     - Provide a competitive total compensation package that enables the Company to attract, motivate and retain key executives. In general, the Committee seeks to maintain compensation at least at the median compensation provided by its peer group competitors.

EXECUTIVE COMPENSATION COMPONENTS

     The Company's executive compensation program is comprised of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of awards of stock options and incentive bonuses.

     Base Salary. Subject to the terms of the employment agreements, base salaries for the Company's executive officers are approved annually with the objective that the salaries be generally consistent with median salary rates for comparable positions in companies of similar size within the healthcare and/or assisted living industries. The companies included in the peer index in the stock performance graph below generally are included in this salary survey data. In determining competitive compensation levels, the Compensation Committee obtains information such as compensation data from independent sources. An evaluation of competitive base salary levels must take into account the extent to which compensation paid by various companies is weighted between base salary and incentive compensation. Individual performance over time is also taken into account in determining base salaries. The base salary rate of the Company's executive officers (other than the Chief Executive Officer) are reviewed and approved by the Compensation Committee based on recommendations made by the Chief Executive Officer and on industry salary information.

     Incentive Bonuses. To date, the Company has not adopted a formal incentive bonus plan, but the Compensation Committee has recommended that the Company's executive officers receive cash bonuses in prior years based on the Company's overall performance, with the amount awarded to each executive based on the Compensation Committee's evaluation of each such executive's performance and relative contribution. In addition, those executive officers subject to employment agreements with the Company receive bonuses pursuant to the terms of such agreements, most of which provide for the payment of bonuses at the discretion of the Board if certain targeted earnings are achieved. Based on the Company's performance, the Compensation Committee recommends to the Board the payment of bonuses to such executives consistent with such agreements. The Compensation Committee has elected to not award any incentive bonuses to the Named Executives relating to 1999 performance.

     Stock Options. The Compensation Committee periodically grants the Chief Executive Officer and the executive officers stock options under the 1995 Plan. The options are granted based on the optionee's contribution to the Company. The Compensation Committee has not elected to award any option grants to the Named Executives relating to 1999 performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Company's Chief Executive Officer compensation is paid pursuant to the terms of his employment agreement which was originally entered into as of January 1, 1999. This agreement provides that Mr. Lasky's base salary shall not be less than $400,000 and that he is entitled to an incentive bonus in an amount up to 50% of his base salary if certain objectives are achieved.

                                          Submitted by the Compensation
                                          Committee
                                          (as it was comprised during 1999)
                                          William G. Petty, Jr., Chairman
                                          Richard W. Boehlke

     Pursuant to Securities and Exchange Commission ("SEC") regulations, this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act").

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999 the Compensation Committee of the Company consisted of William
G. Petty, Jr. and Richard W. Boehlke. Mr. Petty served as Chairman of the Board of the Company from December 1993 to May 2000 and as Chief Executive Officer of the Company from December 1993 to April 1996. There are no Compensation Committee Interlocks.

     Until it expired in April 1998, the Company was party to a services agreement with Petty, Kneen & Company ("PK & Co."), a limited liability company controlled by William G. Petty, Jr. and John W. Kneen. Pursuant to the services agreement, PK & Co. provided management, financial and strategic planning services to the Company on a fee basis, including without limitation, the services of Mr. Petty as Chairman of the Board. The Company paid fees of $50,000 to PK & Co. in 1999 and has paid $200,000 of fees to PK & Co. in 2000 relating to services rendered by PK & Co. and its affiliates in 1999 and 2000. In the future, the Company intends to continue to utilize PK & Co. and its affiliates to provide similar services on a project by project basis.

     The Company leases an assisted living residence (in Tacoma, Washington) from the 2010 Union L.P., of which Richard W. Boehlke is the 99% general partner. Lease payments by the Company to this partnership aggregated $673,122 in 1999.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return from August 6, 1996 (the date the Company's Common Stock began trading on the American Stock Exchange) through December 31, 1999 with the cumulative total return of the Standard and Poor's 500 Stock Index and a self-constructed Peer Group (as defined below**). The return assumes reinvestment of dividends. The graph assumes an investment of $100 on August 6, 1996 in the common stock of each of the subject companies. The initial public offering price of the Company's Common Stock was $13.00 per share.

                COMPARISON OF 41 MONTH CUMULATIVE TOTAL RETURN*
                     AMONG ALTERRA HEALTHCARE CORPORATION,
                       THE S&P 500 INDEX AND A PEER GROUP

                                      LOGO

                                8/6/96   9/96   12/96    3/97    6/97    9/97   12/97    3/98    6/98    9/98   12/98    3/99
Alterra Healthcare Corp. (ALI)  100.00  108.00  111.00  125.00  173.00  187.00  227.00  255.00  208.00  206.00  262.00  154.00
Peer Group                      100.00  108.00   94.00  105.00  133.00  140.00  164.00  170.00  141.00  126.00  168.00  122.00
S&P 500                         100.00  104.00  113.00  116.00  136.00  146.00  150.00  171.00  177.00  159.00  193.00  203.00

                                 6/99   9/99    12/99
Alterra Healthcare Corp. (ALI)  106.00   68.00   64.00
Peer Group                       94.00   65.00   34.00
S&P 500                         217.00  204.00  234.00


 * $100 invested on August 6, 1996 in stock or index -- including reinvestment of dividends.

** The Peer Group is comprised of assisted living companies selected by the Company, consisting of: ARV Assisted Living, Inc., Assisted Living Concepts, Inc., CareMatrix Corporation, Emeritus Corporation, and Sunrise Assisted Living, Inc.

     Pursuant to SEC regulations, this performance graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company provides payroll processing and financial statement preparation services to six assisted living residences in Wisconsin for a partnership that is 50% owned and controlled by Mr. Lasky, the Company's President and Chief Executive Officer. Pursuant to this arrangement, the Company charges an annual fee of $10,000. Accrued fees owing to the Company by this partnership for previously provided management services were $715,000 and $581,000 at December 31, 1999 and 1998, respectively.

     Until it expired in April 1998, the Company was party to a services agreement with PK & Co., a limited liability company controlled by William G. Petty, Jr. and John W. Kneen. Pursuant to the services agreement, PK & Co. provided management, financial and strategic planning services to the Company on a fee basis, including without limitation, the services of Mr. Petty as Chairman of the Board. The Company paid fees of $50,000 to PK & Co. in 1999 and has paid $200,000 of fees to PK & Co. in 2000 relating to services rendered by PK & Co. and its affiliates in 1999 and 2000. In the future, the Company intends to continue to utilize PK & Co. and its affiliates to provide similar services on a project by project basis.

     The Company leases an assisted living residence (in Tacoma, Washington) from the 2010 Union L.P., of which Richard W. Boehlke, a director of the Company, is the 99% general partner. Lease payments by the Company to this partnership aggregated $673,122 in 1999.

     The Company has retained a construction management/development firm active in the Pennsylvania, New Jersey and Delaware markets to assist the Company in developing new residences in these markets. Anthony R. Geonnotti, Jr., a Senior Vice President of the Company, owns approximately 5% of this firm and Mr. Geonnotti's wife owns approximately 30% of this firm. Development and construction expenditures, including construction management fees paid by the Company to this firm during 1999 were $26,288,439.

     In December 1999, the Company entered into a bridge loan arrangement with RDVEPCO (the "Bridge Lender"), an investment entity owned and controlled by certain affiliates of the Company (see notes (2), (3), (4) and (6) to the table under the caption "Security Ownership of Management and Certain Beneficial Owners"), in connection with the Company's repurchase of 19 Alterra residences then leased from a health care REIT (the "REIT Residences"). Pursuant to this arrangement, the Company borrowed $14.0 million (the "Tranche A Loan") for working capital purposes and $30.0 million ("Tranche B Loan") as bridge financing for its initial purchase of seven REIT Residences in December 1999. The Tranche A Loan had a term of up to 12 months and bore interest at an initial annual rate of 8% for the first three months, 9% for the next three months and increasing thereafter by 0.5% per month. The Tranche A Loan was secured by mortgages on certain land and a stock pledge of a subsidiary corporation (the "Holding Subsidiary") formed to serve as the holding company for the subsidiary formed to acquire the REIT Residences. The Tranche B Loan had a term of up to six months, bore interest at an annual rate of 10% for the first three months and at a rate escalating by 0.5% per month thereafter. The Tranche B Loan was secured by mortgages on the seven REIT Residences acquired with the proceeds from the Tranche B Loan.

     In connection with this bridge loan arrangement, the Bridge Lender was paid commitment and loan fees aggregating $820,000, acquired a $1.0 million redeemable, convertible preferred stock interest in the Holding Subsidiary and was given the right to co-invest in certain future Alterra equity transactions by converting its Tranche A Loan receivable into an equity investment in Alterra. The Holding Subsidiary preferred stock acquired by the Bridge Lender accrued dividends at 8% per annum, was convertible at any time after December 31, 2000 into common shares of the Holding Subsidiary representing approximately 35% of the outstanding common stock of the Holding Subsidiary and could be redeemed by Holding Subsidiary at any time for an amount equal to the fair market value of the Holding Subsidiary preferred stock at that time provided that such fair market value shall in no event exceed the sum of (i) its stated value of $1.0 million (ii) the accrued and unpaid dividends thereon and (iii) a redemption premium of $1.5 million if redeemed on or before March 31, 2000, increasing by $300,000 per month thereafter.

     In February 2000, the Company borrowed an additional $20.0 million from the Bridge Lender by amending and increasing the amount borrowed under its Tranche A Loan. Upon amending the Tranche A Loan, the interest rate on this loan increased to 10% per annum. As additional security for the Tranche A

Loan, the Company granted the Bridge Lender mortgages on six residences. Of the $20.0 million additional advance on the Tranche A Bridge Loan, $4.1 million was placed in escrow to facilitate the funding of the remaining construction costs with respect to the mortgaged residences. A facility fee of $800,000 was paid to the Bridge Lender upon the closing of the amended Tranche A Bridge Loan.

     In February 2000, the Company acquired the remaining 12 REIT Residences. In connection therewith, the Company obtained $60.0 million of mortgage financing from one of its bank lenders, and utilized $30.0 million of the proceeds to purchase the 12 REIT Residences and $30.0 million to repay the Tranche B Loan. Pursuant to the Equity Transaction, on May 31, 2000, the Company (i) issued 1,140,000 shares of Series A Stock, $34,041,000 in face amount of Series A Debentures and $6,617,000 of Series B Debentures to the Bridge Lender as payment in full of principal and accrued interest on the Tranche A Loan and (ii) issued $3,137,000 in face amount of Series B Debentures to purchase the Holding Company preferred stock held by the Bridge Lender based on the redemption price of such preferred stock.

     Pursuant to the Equity Transaction consummated on May 31, 2000, the Company issued Series A Stock and Series A, B and C Debentures to affiliates of certain directors and principal stockholders and debenture holders of the Company. See "Security Ownership of Management and Certain Beneficial Owners." The parties participating in the Equity Transaction consummated on May 31, 2000, and the consideration paid by such parties for securities issued to them by the Company, are summarized below:

     - As described above, RDVEPCO acquired shares of Series A Stock and Series A and B Debentures in full satisfaction of amounts due RDVEPCO pursuant to the Tranche A Loan and in exchange for the Holding Company preferred stock.

     - The Company issued $20,896,000 in face amount of Series A and B Debentures to Group One, an investment entity formed to develop and own a portfolio of 14 assisted living residences managed by the Company. By acquiring Group One's equity interest in this portfolio, the Company acquired 100% ownership of this 14 residence portfolio. Group One's interest in this portfolio was valued at an amount equal to Group One's funded equity investment in this portfolio. Upon the subsequent liquidation of Group One, RDV Assisted Living, L.L.C., and the Prince Trust received $9,110,500 and $4,179,000, respectively, of face amount of Series A and B Debentures issued to Group One.

     - The Company issued $9,793,500 and $4,878,000 in face amount of Series B debentures to the Prince Trust and RDVMC in exchange for the transfer to the Company of their respective equity interests in an investment entity formed to invest in joint ventures operating a portfolio of 26 residences managed by the Company (the "TPI-HCR Joint Venture"). These equity interests were valued, for the purpose of this exchange, at an amount intended to be equivalent to the allocable proceeds that would have been payable to these parties had the Company exercised its call option for the TPI-HCR Joint Venture and the investment entity were liquidated. This call option provision provided for a return of such parties' capital contribution to the TPI-HCR Joint Venture plus a 25% compounded annual rate of return.

     - The Company issued $28,096,000 in face amount of Series C Debentures to the HBK Master Fund in consideration of the transfer to the Company of $31,706,000 in face amount of the Company's 5.25% Debentures due December 15, 2002 and $9,645,000 in face amount of the Company's 7.0% Debentures due June 1, 2004.

     - In consideration of a cash investment by these parties, the Company issued (i) 110,000 shares of Series A Stock and $5,560,000 in face amount of Series A and B Debentures to Holiday, (ii) $7,000,000 in face amount of Series C Debentures to HBK Master Fund and (iii) $48,003,000 in face amount of Series B Debentures to RDVEPCO.

     In August 2000, the Company issued $29.9 million of Series B Debentures to Toronto-Dominion in consideration of a $29.9 million cash investment, which resulted in the Equity Transaction having an aggregate transaction amount of $203 million. The Company paid commitment fees of $2,739,000 and $261,000 to RDVEPCO and Holiday, respectively, in connection with the Equity Transaction.

     The Company believes that each of the foregoing transactions, taken as a whole, was on terms substantially similar to those that it could have obtained from unaffiliated third parties. In the case of related party transactions, it is the Company's policy to enter into such agreements on terms which, in the opinion of the Company, are substantially similar to those that could otherwise be obtained from unrelated third parties, and that all such transactions be approved by a majority of the disinterested members of the Board.

                                  ACCOUNTANTS

     The Board currently plans to appoint KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2000. KPMG LLP has examined the Company's financial statements since 1993 and has no relationship with the Company other than that arising from its appointment as independent auditors. Representatives of KPMG LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons who own beneficially more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities of the Company. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with during 1999, except that Mr. Burleson did not report his acquisition of 5,000 shares of Common Stock in February 1999, his exercise of options to acquire 16,026 shares of Common Stock in April 1999 and his acquisition of 5,000 shares of Common Stock in May 1999 until he filed his Form 4 on June 11, 1999; Ms. Godwin did not report the acquisition of 1,000 shares of Common Stock in May 1999 by her spouse until she filed her Form 4 on June 11, 1999; Mr. Haveman did not report the acquisition of 75,000 shares of Common Stock in May 1999 until he filed his Form 4 on June 11, 1999; Mr. Peterson did not report the acquisition of 500 shares of Common Stock in May 1999 until he filed his Form 4 on June 11, 1999 and Mr. Tubergen did not report the acquisition (through indirect ownership) of 2,000 shares of Common Stock in May 1999 until he filed his Form 4 on June 11, 1999.

                                 ANNUAL REPORT

     The Company's 1999 Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report is not a part of the proxy soliciting material. Additional copies of such Annual Report along with copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to the Company, Attention: Mark W. Ohlendorf, 10000 Innovation Drive, Milwaukee, Wisconsin 53226.

                                 OTHER MATTERS

     The Board does not know of any other matters which may come before the Meeting. If any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than March 1, 2001, in order to be included in the proxy statement and proxy relating to that annual meeting.

     Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Stockholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors,

                                          /s/ Mark W. Ohlendorf
                                          Mark W. Ohlendorf
                                          Secretary

Milwaukee, Wisconsin
September 5, 2000

Proxy for Holders of Common Stock

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 10, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                         ALTERRA HEALTHCARE CORPORATION


         The undersigned appoints William F. Lasky, Steven L. Vick and Mark W. Ohlendorf, and each of them, with full power of substitution, the proxies and attorneys of the undersigned, to vote as specified hereon at the Annual Meeting of Stockholders (the "Annual Meeting") of Alterra Healthcare Corporation (the "Company") to be held at the Radisson Hotel Milwaukee West, 2303 N. Mayfair Road, Wauwatosa, Wisconsin on Tuesday, October 10, 2000 at 8:00 a.m., Milwaukee time, and at any adjournments or postponements thereof, with all powers (other than the power to revoke the proxy or vote the proxy in a manner not authorized by the executed form of proxy) that the undersigned would have if personally present at the Annual Meeting, to act in their discretion upon any other matter or matters that may properly be brought before the Annual Meeting and to appear and vote all the shares of Common Stock of the Company that the undersigned may be entitled to vote. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given by the undersigned relating to the Annual Meeting.

         This proxy may be revoked at any time prior to the voting thereof.

         UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE PROPOSAL ABOVE.


The Board of Directors recommends a vote FOR the following proposal:

1. To elect the following nominees as the five At-Large Directors of the Board of Directors of Alterra Healthcare Corporation.

     [ ]  FOR all nominees                  [ ]  WITHHOLD authority
          (except as marked below)               to vote for all nominees

NOMINEES: Timothy J. Buchanan, Gene E. Burleson, William F. Lasky, William G. Petty, Jr. and Steven L. Vick

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that name in the space provided below.


---------------------------------------


                                     Signature
                                               ---------------------------------

                                     Signature if
                                     jointly held
                                                  ------------------------------


                                     Dated:
                                            ------------------------------, 2000

                                     PLEASE DATE AND SIGN AS NAME APPEARS
                                     HEREON. WHEN SIGNING AS EXECUTOR,
                                     ADMINISTRATOR, TRUSTEE, GUARDIAN OR
                                     ATTORNEY, PLEASE GIVE FULL TITLE AS SUCH.
                                     IF A CORPORATION, PLEASE SIGN IN FULL
                                     CORPORATE NAME BY PRESIDENT OR OTHER
                                     AUTHORIZED CORPORATE OFFICER. IF A
                                     PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
                                     NAME BY AUTHORIZED PERSON. JOINT OWNERS
                                     SHOULD EACH SIGN.

Proxy for Holders of Series A Stock

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 10, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                         ALTERRA HEALTHCARE CORPORATION


         The undersigned appoints William F. Lasky, Steven L. Vick and Mark W. Ohlendorf, and each of them, with full power of substitution, the proxies and attorneys of the undersigned, to vote as specified hereon at the Annual Meeting of Stockholders (the "Annual Meeting") of Alterra Healthcare Corporation (the "Company") to be held at the Radisson Hotel Milwaukee West, 2303 N. Mayfair Road, Wauwatosa, Wisconsin on Tuesday, October 10, 2000 at 8:00 a.m., Milwaukee time, and at any adjournments or postponements thereof, with all powers (other than the power to revoke the proxy or vote the proxy in a manner not authorized by the executed form of proxy) that the undersigned would have if personally present at the Annual Meeting, to act in their discretion upon any other matter or matters that may properly be brought before the Annual Meeting and to appear and vote all the shares of Series A Stock of the Company that the undersigned may be entitled to vote. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given by the undersigned relating to the Annual Meeting.

         This proxy may be revoked at any time prior to the voting thereof.

         UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE PROPOSALS ABOVE.


The Board of Directors recommends a vote FOR the following proposal:

1. To elect the following nominees as the four Series A Directors of the Board of Directors of Alterra Healthcare Corporation.

     [ ]  FOR all nominees                  [ ]  WITHHOLD authority
          (except as marked below)               to vote for all nominees

NOMINEES: William E. Colson, Robert Haveman, Natalie Townsend and Jerry L. Tubergen

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that name in the space provided below.


---------------------------------------


                                     Signature
                                               ---------------------------------

                                     Signature if
                                     jointly held
                                                  ------------------------------


                                     Dated:
                                            ------------------------------, 2000

                                     Please date and sign as name appears
                                     hereon. When signing as executor,
                                     administrator, trustee, guardian or
                                     attorney, please give full title as such.
                                     If a corporation, please sign in full
                                     corporate name by president or other
                                     authorized corporate officer. If a
                                     partnership, please sign in partnership
                                     name by authorized person. Joint owners
                                     should each sign.